Exhibit 99.1
NEWS RELEASE - for immediate release
Alexza Stockholders Approve Share Issuance to Symphony Capital and
Alexza Completes Acquisition of Symphony Allegro
Alexza Regains All Rights to AZ-004, AZ-104 and AZ-002
Mountain View, California - August 26, 2009 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced that during a special meeting of stockholders held today, its stockholders approved the proposal to issue shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock to Symphony Capital Partners, LP and their co-investors. Subsequent to this vote, Alexza completed its acquisition of Symphony Allegro, and as a result, Alexza reacquired all rights to AZ-004, AZ-104 and AZ-002.
“We are pleased that our stockholders have overwhelmingly supported this transaction,” said Thomas B. King, Alexza President and CEO. “We have reacquired full ownership of the three product candidates being developed in the Symphony Allegro partnership, and we welcome Symphony Capital Partners and their co-investors as new Alexza stockholders.”
The successful stockholder vote was a condition to the completion of Alexza’s previously announced option exercise to purchase all of the equity of Symphony Allegro. In June 2009, Alexza and Symphony Capital Partners announced that they had negotiated new terms to satisfy the exercise price for Alexza’s option exercise to acquire Symphony Allegro. Under the terms of the Amended and Restated Purchase Option Agreement, Alexza:
-	issued 10 million shares of Alexza common stock to Symphony Capital and its co-investors,

-	issued five-year warrants for 5 million shares of Alexza common stock to Symphony Capital and its co-investors, at an exercise price of $2.26 per share (a 25% premium to the 30-day trading average closing price of the Company’s common stock prior to the June announcement of the option exercise),

-	canceled previously outstanding five-year warrants for 2 million shares of Alexza common stock, and

-	agreed to pay Symphony certain percentages of cash payments that may be generated from future partnering transactions for AZ-004, AZ-104 and/or AZ-002, the product candidates that were licensed to Symphony Allegro.

Symphony Allegro was capitalized with $50 million in December 2006 by Symphony Capital Partners, LP and its co-investors, with the primary purpose of funding the development of three of Alexza’s product candidates. As part of that transaction, Alexza licensed to Symphony Allegro its Staccato loxapine programs and its Staccato alprazolam program. Since that time, Alexza has been conducting the clinical development of AZ-004 for the acute treatment of agitation, AZ-104 for the acute treatment of migraine headache, and AZ-002 for the treatment of acute panic attacks, with the funds provided by Symphony Allegro.
About Symphony Capital, LP
Symphony Capital is a New York-based private equity firm that invests in development stage biopharmaceutical programs. Symphony has the most experienced team in R&D project-specific financings and invests exclusively in the type of collaboration undertaken with Alexza. Symphony Capital Partners, LP was the lead investor in Symphony Allegro. Additional information about Symphony is available at www.symphonycapital.com.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. The Company’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug absorption through deep lung delivery. The drug is quickly absorbed from the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza’s lead program is AZ-004 (Staccato loxapine) and is being developed for the acute treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials. The Company is projecting a New Drug Application submission for AZ-004 in early 2010.
The Company has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and has advanced AZ-104 (Staccato loxapine, low-dose) through Phase 2b testing. Both product candidates are being developed for the acute treatment of migraine headache. AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com